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                                                                    Exhibit 99.1

                                                             Contact: Brock Hill
                                                                  (626) 535-1932



                            COAST LITIGATION TRUST
                             ANNOUNCES TRIAL DATE

          PASADENA, Calif., July 18, 2001 - The Coast Federal Litigation Contingent Payment Rights Trust (NASDAQ:CCPRZ) announced today that trial on the plaintiff's claim for $53.2 million in damages in the case of Coast Federal Bank, Federal Savings Bank ("Coast Federal") v. The United States (Civil Action No. 92-466C (the "Litigation") in the United States Court of Federal Claims (the "Claims Court")) has been scheduled for November 6-8 and 12-14, 2001.

          In the order scheduling the trial date, the Claims Court also scheduled (i) completion of defendant's deposition of plaintiff's expert witness or witnesses by August 2, 2001, (ii) the filing of defendant's expert witness reports by August 9, 2001, and the deposition of such experts by September 13, 2001, (iii) the filing by the defendant of any dispositive motions by August 9, 2001, (iv) the filing by the plaintiff of responses to defendant's dispositive motions and any cross-motions by September 13, 2001, (v) if plaintiff files no cross-motions, the filing by the defendant of its reply brief on September 27, 2001, or on October 9, 2001, if plaintiff does file such motions, (vi) if plaintiff files any cross-motions, the filing by plaintiff of its reply brief on October 15, 2001. Oral argument on any dispositive motions or cross-motions is scheduled for 10 A.M., October 18, 2001, at the National Courts Building, 717 Madison Place N.W., Washington, DC 20005. A pretrial conference will be held on October 30, 2001.

          The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc., merged with and into H.F. Ahmanson & Co., holds Ahmanson's or its successor's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the Litigation. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998, which certificates trade on The NASDAQ National Market under the symbol CCPRZ.##